Exhibit (14)


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of our report dated February 21, 2006 relating to the financial statements and financial highlights of the Wright Managed Income Trust (including the Wright Current Income Fund and the Wright Government Near Term
Fund) appearing in the Annual Report on Form N-CSR of Wright Managed Income Trust for the year ended December 31, 2005 and to the references to us under the headings " Experts" and "Representations & Warranties" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts

October 11, 2006